Exhibit 2.2

 Asset Purchase Agreement by and among Dental Resources, Inc. and Dental Assets
  Acquisition, Inc., Douglas B. Murphy, William H. Murphy and Bryan A. Nichols


                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of August 10, 2001 (the "Effective Date"), is made by and among DENTAL RESOURCES, INC., a Minnesota corporation ("Dental"), DENTAL ASSETS ACQUISITION, INC., a Minnesota corporation ("DAA"), and DOUGLAS B. MURPHY, WILLIAM H. MURPHY and BRYAN A. NICHOLS, all of them individual residents of Minnesota (collectively referred to herein as the "Shareholders").


                                    RECITALS:

         WHEREAS, Douglas B. Murphy currently is the President and Chief Executive Officer of Dental, William H. Murphy currently is the Vice President of Dental, and Bryan A. Nichols currently is the Vice President and Chief Financial Officer of Dental; and

         WHEREAS, Dental desires to sell and assign to DAA, and DAA desires to purchase and assume from Dental, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and liabilities of Dental that are primarily used in conjunction with or related to Dental's business (the "Business") as operated by Dental on or before the merger of Apollo Diamond, Inc. with and into Dental (the "Merger").


                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

         1.1 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Dental shall, at the "Closing" (as defined in Section
3.1 hereof), sell, transfer and assign to DAA, and DAA shall purchase and acquire from Dental, all of Dental's right, title and interest, as of the "Closing Date" (as defined in Section 3.1 hereof), in and to the following assets of Dental, all of which are related to or used in conjunction with the Business (collectively, the " Assets"):

         (a) All of the equipment, machinery, furniture, fixtures, leasehold improvements and other tangible assets used by Dental in conjunction with the Business on the Effective Date, and any addition made thereto in the ordinary course of the Business prior to the Closing Date;

         (b) Dental's interest as lessee in all real property leases to which Dental is a party and which are listed on Schedule 1.1(b) attached hereto;

         (c) Dental's interest in all personal property leases to which Dental is a party and which are identified in Schedule 1.1(c) hereto;

         (d) All of Dental's inventories of (i) finished goods and work-in-process, (ii) supplies and raw materials, (iii) Dental's interest, to the extent assignable, in all orders or contracts for the purchase of such supplies and raw materials and (iv) fuels, cleaning supplies and other miscellaneous items primarily used in the maintenance or operation of the Business ("Non-Product Supplies") (collectively, the "Inventory Assets");

         (e) All cash, cash equivalents, accounts or notes receivable owing to Dental as of the Closing Date;

         (f) All contracts and agreements of Dental that were entered into by Dental in the ordinary course of the Business, to the extent such contracts and agreements are assignable;

         (g) All registered and unregistered patents, trademarks, service marks, logos, trade names (including the trade name "Dental Resources"), trade dress and all other trademark rights, copyrights, trade secrets, know-how, recipes, and product specifications used in the Business, and all registrations for, and applications for registration of, any of the foregoing ("Intellectual Property"), including, but not limited to the Intellectual Property listed on
Schedule 1.1(g), together with all of Dental's rights to use the foregoing and all other rights of Dental in, to and under the foregoing in all countries;

         (h) All of Dental's books, records and other documents and information relating to the Business, including, without limitation, all customer, prospect, dealer and distributor lists, sales literature, inventory records, purchase orders and invoices, sales orders and sales order log books, customer information, commission records, correspondence, employee personnel records, product data, price lists, product demonstrations, quotes and bids and all product catalogs and brochures, provided, that books, records and other documents and information are excluded if they are related primarily to Liabilities (as defined in Section 1.4) of Dental which are not within the Assumed Liabilities);

         (i) All permits, licenses and other governmental approvals held by Dental related exclusively to the Assets or the Business, to the extent they are assignable;

         (j) Goodwill (including all goodwill associated with and symbolized by the trademarks, brand names and logos identified in subsection (g) above as used as a trademark or service mark, logo or corporate name used in the conduct of the Business as now conducted) and all related intangibles which Dental uses exclusively in the conduct of the Business; and

         (k) All prepaid expenses (including, without limitation, prepaid lease payments), deposits, rights to receive refunds, and similar claims of Dental related primarily to the Business.

         1.2 Excluded Assets. Notwithstanding the terms of Section 1.1, the following assets shall be retained by Dental and shall not be sold, transferred or assigned to DAA in connection with the purchase of the Assets:

         (a) All corporate certificates of authority and corporate minute books and the corporate stock record or register of Dental; and

         (b) Any claims, causes of action, or other rights related to those liabilities or obligations of Dental which are not assumed by DAA.

         1.3 Assumption of Liabilities. As of the Closing Date and subject to
Section 1.4 below, DAA shall assume and agree to pay, perform or otherwise satisfy in accordance with their terms, and to indemnify and hold Dental harmless from and against, any obligation or liability that Dental has incurred on or before the Closing Date, including, but not limited to, all of the following obligations or liabilities (the "Assumed Liabilities"): (i) Dental's obligations to be performed or satisfied on or after the Closing Date under the leases, agreements, contracts, arrangements and licenses assigned to DAA pursuant to Section 1.01 hereof, and (ii) Dental's accounts payable and accrual balances related to the Business incurred in the ordinary course of business prior to the Closing Date.

         1.4 Excluded Liabilities. DAA shall not assume any of the liabilities listed on Schedule 1.4 ("Excluded Liabilities").


                                    ARTICLE 2
                                 PURCHASE PRICE

         2.1 Amount. The consideration given by DAA for the Assets shall consist of

         (a) DAA's assumption of the Assumed Liabilities pursuant to Section 1.3, plus

         (b) a cash payment in the amount of Five Hundred Thousand Dollars ($500,000), reduced by any payments made by Dental on Excluded Liabilities on or before the Closing Date, plus

         (c) a limited recourse promissory note (the "Promissory Note") in the principal amount of Five Hundred Seven Thousand Four Hundred Fifty Dollars ($507,450) in substantially the same form as the promissory note attached hereto as Exhibit A.

         2.2 Manner of Payment. On the Closing Date, DAA shall deliver to Dental

         (a) the executed Assignment and Assumption (as defined in Section 3.2);

         (b) by wire transfer (in accordance with appropriate wire transfer instructions previously delivered by Dental to DAA), or in the form of a cashier check or in any other form as agreed to between the parties, the cash payment payable pursuant to Section 2.1(b), and

         (b) the executed Promissory Note.

         2.3 Transfer Taxes and Other Closing Costs. DAA shall pay any and all sales, use, transfer, deed or excise taxes that shall become due and payable as a result of the sale of the Assets as contemplated under Section 1.1, including any sales tax assessed by governmental authorities after filing of the applicable sales tax return or returns. DAA shall file all sales or use tax returns and pay to the appropriate taxing authority all such tax as is required by law to be paid in connection herewith.

         2.4 Allocation of Purchase Price. At least five (5) days prior to the Closing, DAA shall prepare an allocation of the Purchase Price among the Assets in accordance with, and comply in all material respects with the requirements of, Section 1060 of the Internal Revenue Code and the applicable regulations thereunder, which allocation shall be subject to approval by Dental prior to Closing, which approval shall not be withheld unreasonably. Dental and DAA shall file all federal, state, and local returns and tax information on a basis that is consistent with the allocation so agreed upon by the parties and shall execute such other documents as may be reasonably necessary with respect to such allocation.


                                    ARTICLE 3
                                     CLOSING

         3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Fredrikson & Byron, P.A., 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota at 1 p.m., Minneapolis time, on or before January 31, 2002, or at such other place and on such other date as is mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

         3.2 General Procedure. At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article 7 hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party. The conveyance, transfer, assignment and delivery of the Assets to DAA shall be effected by Dental's execution and delivery of a bill of sale, substantially in the form attached hereto as Exhibit B (the "Bill of Sale"), the assignment and assumption of the Assumed Liabilities of Dental to DAA shall be effected by the parties' execution and delivery of an assignment and assumption agreement, substantially in the form attached hereto as Exhibit C (the "Assignment and Assumption"), and such other instruments of conveyance, transfer, assignment and delivery as DAA or Dental shall reasonably request to cause Dental to transfer, convey, assign and deliver the Assets and Assumed Liabilities to DAA.


                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF DENTAL

         Dental hereby represents and warrants to DAA as follows:

         4.1 Organization and Qualification. Dental is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all necessary corporate power, authority and authorizations to operate the Business as presently conducted and to own its properties.

         4.2 Authority and Consent. The execution, delivery and performance of this Agreement by Dental and the consummation of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action of Dental, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

         4.3 Binding Obligation. This Agreement has been duly executed and delivered by Dental and, assuming that this Agreement is the valid and binding agreement of DAA, constitutes the valid and binding obligation of Dental, enforceable in accordance with its terms.

         4.4 Title and Condition of Assets. Dental makes no representations or warranties regarding the existence or condition of the Assets or the status of Dental's title in the Assets. Dental's entire right, title and interest in the Assets is being transferred on an "AS IS, WHERE IS" basis, with any and all faults. DENTAL MAKES NO WARRANTY OR REPRESENTATION AS TO SIZE, KIND, NUMBER, MERCHANTABILITY, DESCRIPTION, CONDITION OR FITNESS FOR ANY PURPOSE OF ANY OF THE ASSETS. DAA AGREES TO ACCEPT THE ASSETS IN AN "AS IS" CONDITION WITH ANY AND ALL FAULTS.


                                    ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF DAA AND THE SHAREHOLDERS

         DAA and the Shareholders, jointly and severally, represent and warrant to Dental as follows:

         5.1 Incorporation and Corporate Power. DAA is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the necessary corporate power, authority and authorizations to enter into this Agreement and perform its obligations hereunder. True and complete copies of DAA's articles of incorporation, bylaws and any other agreements and documents, if any, relating to the incorporation and structure of DAA have been delivered to Dental.

         5.2 Authority and Consent. The execution, delivery and performance of this Agreement by DAA and the consummation of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action of DAA, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.

         5.3 Binding Obligation. This Agreement has been duly executed and delivered by DAA and, assuming that this Agreement is the valid and binding agreement of Dental, constitutes the valid and binding obligation of DAA, enforceable in accordance with its terms.


                                    ARTICLE 6
                         OTHER COVENANTS AND AGREEMENTS

         6.1 Conduct of the Business. In connection with the ownership and use of the Assets, Dental agrees to observe each term set forth in this Section 6.1 and agrees that, from the date hereof until the Closing Date, unless otherwise consented to by DAA in writing:

         (a) Dental shall operate the Business and maintain the Assets only in the ordinary course of the Business as presently conducted by Dental, in accordance in all material respects with Dental's past custom and practice;

         (b) Dental shall not, directly or indirectly, sell, pledge, dispose of or encumber any of the Assets, except in the ordinary course of the operation of the Business by Dental; and

         (c) Dental shall not cancel or terminate its current insurance policies, or cause any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

         6.2 Consents of Third Parties. DAA shall be responsible for obtaining the consent of any necessary third persons or agencies to the assignment and transfer to DAA of the Assets and Assumed Liabilities to be assigned, assumed and transferred under the terms of this Agreement; provided, that Dental shall cooperate in DAA's efforts to obtain such consents as necessary. DAA shall use its best efforts to obtain such consents; provided, that until such consents are obtained, Dental and DAA shall administer such Assets and Assumed Liabilities for the benefit and at the expense of DAA as though such Assets and Assumed Liabilities had been assigned to and assumed by DAA.

         6.3 The Shareholders' Employment. The Shareholders acknowledge that their employment with Dental will be terminated, and their employment contracts with Dental will be assigned to DAA, effective as of the Closing Date. The Shareholders acknowledge that Dental has no obligation to the Shareholders after the Closing arising out of the Shareholders' prior employment with Dental or the termination thereof, including any obligations with respect to severance payments, accrued vacation, or otherwise, but except any rights of the Shareholders existing at the time of Closing under existing employee benefit plans of Dental. The Shareholders hereby release and forever discharge Dental, and Dental hereby releases and forever discharges the Shareholders, from any and all present or future claims, whether known or unknown, arising out of the Shareholders' employment with Dental or their services to Dental as director and/or officer or the termination of such employment and such services.


                                    ARTICLE 7
                              CONDITIONS TO CLOSING

         7.1 Conditions to DAA's Obligations. The obligation of DAA to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties of Dental set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

         (b) Dental shall have performed in all material respects all of the covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

         (c) Oakley Bank, N.A. ("Oakley"), shall have agreed to enter with DAA into a loan agreement with customary terms and conditions, providing to DAA the funds necessary to make the cash payment described in Section 2.1(b), and Oakley shall have given any consent necessary under any agreement between Oakley, Dental and/or the Shareholders or a business entity formed by all or some of the Shareholders, respectively;

         (d) Dental's shareholders shall have approved the sale of the Assets pursuant to the terms and conditions of this Agreement;

         (e) No litigation shall have been commenced in connection with the Merger and this Asset Purchase Agreement, and

         (f) On the Closing Date, Dental shall have delivered to DAA all of the following:

              (i) the Bill of Sale executed by Dental and such other instruments of conveyance, transfer, assignment and delivery as DAA shall have reasonably requested pursuant to Section 3.2 hereof;

              (ii) the Assignment and Assumption executed by Dental;

              (iii) a copy of the text of the resolutions adopted by the Board of Directors of Dental and its special committee authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate, executed on behalf of Dental by its corporate secretary, certifying to DAA that such copy is a true and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

              (iv) an opinion of Fredrikson & Byron, P.A., counsel for Dental, dated as of the Closing Date in form and scope satisfactory to DAA and its counsel, substantially as follows:

(x) Dental is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all necessary corporate power, authority and authorizations to operate the Business as presently conducted and to own its properties;

(y) The execution, delivery and performance of this Agreement by Dental and the consummation of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate action of Dental, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; and

(z) This Agreement has been duly executed and delivered by Dental and, assuming that this Agreement is the valid and binding agreement of DAA, constitutes the valid and binding obligation of Dental, enforceable in accordance with its terms; and

              (v) such other certificates, documents and instruments as DAA reasonably requests related to the transactions contemplated hereby.

         7.2 Conditions to Dental's Obligations. The obligation of Dental to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties of DAA set forth in Article 5 hereof will be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties;

         (b) DAA shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (c) Dental's shareholders shall have approved the sale of the Assets pursuant to the terms and conditions of this Agreement;

         (d) No litigation shall have been commenced in connection with the Merger and this Asset Purchase Agreement, and

         (e) On the Closing Date, DAA will have delivered to Dental:

              (i) a cash payment, in immediately available United States funds, in the amount and in the form set forth in Section 2.2(a);

              (ii) the Assignment and Assumption executed by DAA;

              (iii) the Promissory Note;

              (iv) a copy of the text of the resolutions adopted by the Board of Governors of DAA authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, along with a certificate, executed on behalf of DAA by its corporate secretary, certifying to Dental that such copy is a true and complete copy of such resolutions, and that such resolutions were duly adopted and have not been amended or rescinded;

              (v) an opinion of Briggs and Morgan, counsel for DAA and the Shareholders, dated as of the Closing Date in form and scope satisfactory to Dental and its counsel, substantially as follows:

(x) DAA is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has the necessary corporate power, authority and authorizations to enter into this Agreement and perform its obligations hereunder; and

(y) The execution, delivery and performance of this Agreement by DAA and the consummation of the transactions contemplated hereby have been duly and validly authorized by the requisite corporate actions of DAA, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; and

              (vi) such other certificates, documents and instruments as Dental reasonably requests related to the transactions contemplated hereby.

         (d) On the Closing Date, the Shareholders will have delivered to Dental limited personal guarantees of the Promissory Note in substantially the form attached hereto as Exhibit D.


                                    ARTICLE 8
                                   TERMINATION

         8.1 Termination. This Agreement shall terminate at any time prior to the Closing upon the termination of the agreement underlying the Merger. This Agreement may also be terminated at any time prior to the Closing (a) by the mutual consent of DAA and Dental; or (b) by either DAA or Dental if the transactions contemplated hereby have not been consummated by the end of business on January 31, 2002.

         8.2 Effect of Termination. In the event of termination of this Agreement by either DAA or Dental as provided in Section 8.1, this Agreement shall become void and there shall be no liability on the part of either DAA or Dental, or their respective stockholders, officers, or directors.


                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 Dental's Indemnity. Dental shall indemnify, defend and hold harmless DAA against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, and deficiencies, including attorneys fees but net of any insurance proceeds and tax benefits received by DAA in connection therewith, that DAA may incur or suffer which result from any breach of, or failure of Dental to perform, any of its representations, warranties, covenants or agreements contained within this Agreement or on any schedule, certificate, exhibit or other instrument furnished or to be furnished by Dental under this Agreement.

         9.2 DAA's Indemnity. DAA shall indemnify, defend and hold harmless Dental against and in respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, and deficiencies, including attorneys fees but net of any insurance proceeds and tax benefits received by Dental in connection therewith, that Dental may incur or suffer which result from (i) any breach of, or failure of DAA to perform, any of their respective representations, warranties, covenants or agreements contained within this Agreement or on any schedule, certificate, exhibit or other instrument furnished or to be furnished by DAA under this Agreement, or (ii) any liability or obligation incurred by DAA after the Effective Date. There shall not be any obligation of DAA pursuant to this Section 9.2 in regard to Excluded Liabilities.

         9.3 Notice of Indemnity. The party seeking indemnification under
Section 6.1 or 6.2 above (the "indemnified party") shall promptly notify the party from whom indemnification is sought (the "indemnifying party") of the existence of any claim, demand or other matter for which indemnification would apply, and shall give the indemnifying party reasonable opportunity to defend the same in its own name with counsel of its selection; provided that the indemnified party shall, at all times, have the right to fully participate in the defense at its own expense. If the indemnifying party shall, within a reasonable time after notice, fail to defend, the indemnified party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claims or other matters. If the claim is one that cannot be, by its nature, defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request.


                                   ARTICLE 10
                                EMPLOYEE MATTERS

         10.1 Employment. As of the Closing, DAA shall offer each individual who is full-time or part-time employed with Dental immediately prior to the Closing ("Employee") employment with DAA at a salary equal to such Employee's salary immediately prior to the Closing and with benefits comparable to the benefits Employee received from Dental immediately prior to the Closing. Effective as of the Closing, DAA shall become the employer of and employ each Employee who accepts such employment. At the Closing, DAA shall provide Dental with a list of Employees who did not accept such employment, if any.

         10.2 Employee Benefit Transition. Subject to the consent of Dental's applicable insurers, DAA shall assume and continue the 401k-plan maintained by Dental immediately prior to the Closing, and shall provide medical, dental, disability and/or life insurance benefits similar to the benefits provided by Dental immediately prior to the Closing. DAA and Dental shall cooperate in terminating as of the Closing any benefit plan(s) that Dental chooses not to continue after the Closing.

         10.3 Compensation. Dental and DAA acknowledge and agree that all Employees shall continue to be entitled to salary payments from Dental as well as the benefits provided under Dental's benefit plans in respect of their employment only up to and including the Closing Date.


                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 Bulk Sales Laws. The parties hereby agree to waive compliance with the provisions of all applicable bulk sales laws (if any are applicable).

         11.2 Survival of Representations and Warranties. All representations, warranties, agreements, covenants and obligations made or undertaken by the parties in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.

         11.3 Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transaction contemplated by this Agreement.

         11.4 Effect of Headings. The subject headings of the articles and sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         11.5 Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understanding of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         11.6 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.7 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when received, if personally delivered or delivered by telegram, telex or telecopy, or when deposited, if placed in the U.S. Mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the following addresses:

         To Dental at:              Dental Resources, Inc.
                                    530 S River Street,
                                    Delano, MN 55328

         To DAA at:                 Dental Assets Acquisition, Inc.
                                    PO Box 89
                                    Delano, MN 55328

         To the Shareholders at:    c/o Dental Assets Acquisition, Inc.
                                    PO Box 89
                                    Delano, MN 55328

Addresses may be changed by written notice given pursuant to the provisions of this paragraph; however, any such notice shall not be effective, if mailed, until three (3) working days after depositing in the U.S. Mails or when actually received, whichever occurs first.

         11.8 Governing Law. This Agreement shall be governed by, and interpreted in accordance with the laws of the State of Minnesota including all matters of construction, validity, enforcement and performance, without giving effect to principles of conflict of laws.

         11.9 Public Announcement. No press releases, announcements or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made without the written approval of each of Dental and DAA, except for any public disclosure which Dental or DAA in good faith believes is required by law (in which case the disclosing party will consult with the party prior to making such disclosure).

         11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns, provided that, except as otherwise provided herein, the respective rights and obligations of the parties may not be assigned without the written consent of the parties hereto, which consent shall not be unreasonably withheld.

         11.11 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the alleged breach, termination or validity hereof, including alleged fraud in the inducement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The proceedings shall be conducted in Minneapolis, Minnesota. In any such proceedings, questions of substantive law shall be determined under the laws of the State of Minnesota. The decision of the arbitrator shall be final and shall be accorded full faith and credit and entitled to recognition and enforcement by the courts of the United States and in the courts of all states. The prevailing party in any such proceeding shall be entitled to recover reasonable attorneys' fees and costs related to such proceeding from the nonprevailing party.

         11.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.


[Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the day and year first above written.


DENTAL RESOURCES, INC.

By:
     --------------------------
Its:
     --------------------------



DENTAL ASSETS ACQUISITION, INC.

By:
    ---------------------------
Its:
     --------------------------



SHAREHOLDERS:

-------------------------------
Douglas B. Murphy.


-------------------------------
William H. Murphy


-------------------------------
Bryan A. Nichols



Exhibits and Schedules:

Exhibit A         Limited Recourse Note


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Exhibit B         Bill of Sale
Exhibit C         Assignment and Assumption Agreement
Exhibit D         Form of Limited Personal Guarantee
Schedules


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                                                                       Exhibit A


$507,450                                      __________, 2001 ("Issuance Date")

                                                          Minneapolis, Minnesota

                              LIMITED RECOURSE NOTE

         For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned, Dental Assets Acquisition, Inc., a Minnesota corporation ("DAA"), agrees to pay to the order of Dental Resource, Inc. ("Dental"), or its registered assign ("Holder") at 530 S River Street, Delano, MN 55328 or such other address provided to DAA by written notice from Holder, the principal amount of up to Five Hundred Seven Thousand Four Hundred Fifty Dollars ($507,450) (the "Principal Amount"), with interest accruing at an interest rate of Five and One Half percent (5.5%) per annum from the date hereof until this Note is paid in full, upon the terms and conditions specified below.

This Note is made in connection with that certain Asset Purchase Agreement dated August 10, 2001, between Dental, DAA and Douglas B. Murphy, William H. Murphy, and Bryan A. Nichols (collectively referred to herein as the "Shareholders"). Payment of this Note is secured by limited personal guarantees of each of the Shareholders, dated , 200 and attached hereto as Exhibit A.

         1. Payment / Limited Recourse. On each anniversary of the Issuance Date (or, if such anniversary is a holiday, Saturday or Sunday, on the following business day) (the "Anniversary"), commencing on the first (1st) Anniversary and ending on the fifth (5th) Anniversary, this Note shall be repaid in cash in five
(5) equal installments (the "Installments"), each Installment being equal and limited to the lesser of (a) one fifth of the Principal Amount, plus all interest accrued on the outstanding Principal Amount as of the time of payment (the "Maximum Installment"), or (b) the value of the Sales Proceeds (as defined in Section 4 below) from a sale of Twenty Nine Thousand Seven Hundred Forty Five (29,745) shares of Dental common stock (the "Shares"), such amount being subject to adjustment for stock splits or similar adjustments.

         2. Prepayment. This Note may be prepaid at any time by paying to Dental all Maximum Installments still outstanding.

         3. Event of Default. All Installments outstanding shall, at the option of Dental, become immediately due and payable upon the occurrence of any of the following events (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) (individually an "Event of Default"):

         (a) if any creditor of DAA commences any foreclosure, levy, attachment or other action or proceeding to enforce or collect a judgment owed by DAA which is not contested in good faith, and such action or proceeding is not terminated by DAA within fifteen (15) days through the satisfaction of the underlying judgment; or

         (b) if DAA makes an assignment for the benefit of creditors; or

         (c) if any order, judgment, or decree is entered adjudicating DAA bankrupt or insolvent; or

         (d) if DAA petitions or applies to any tribunal for the appointment of a trustee, receiver, or liquidator of DAA, or commences any proceedings relating to DAA under any bankruptcy, reorganization, insolvency, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect; or

         (e) if an order, judgment, or decree is entered appointing any such trustee, receiver, or liquidator,


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or approving the petition in any such proceedings, and such order, judgment, or decree remains unstayed and in effect for more than 30 days; or

         (f) if any order, judgment, or decree is entered in any proceedings against DAA decreeing the dissolution of DAA and such order, judgment, or decree remains unstayed and in effect for more than 30 days; or

         (g) if DAA fails to pay any amount due under this Note within thirty
(30) calendar days and one or all of the Guarantors do not fulfill their obligations under the limited personal guarantees with regard to such amount due.

         DAA shall immediately notify Dental or Holder of the occurrence of any Event of Default of the Note described in subparagraphs (a) to (f). Upon the occurrence of any Event of Default, DAA's liability shall be limited to the value of the Sales Proceeds for the Shares for each Installment still outstanding.

         4. Sales Proceeds. "Sales Proceeds" mean:

         (a) if the Shares are offered and sold to the public in the open market through broker(s) and/or market maker(s): the fair market value of the Shares. The fair market value of the Shares shall be its "market price", calculated for purposes of Section 1 as of the date fifteen (15) calendar days prior to the Anniversary and for purposes of Section 3 as of the date of the occurrence of the Event of Default, respectively (the "Sale Date"), as follows:

(i) if Dental's common stock is listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, then the average of the prices of such stock at the close of the regular trading session of such market or exchange for the ten (10) business days immediately preceding the Sale Date, or (ii) if Dental's common stock is not so listed on the Nasdaq National Market, Nasdaq SmallCap Market, or an established stock exchange, then the average of the closing "bid" prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service for the ten (10) business days immediately preceding the Sale Date; or
(b) if the Shares are sold in a private placement, the proceeds from such sale. The Shares may be sold in a private placement only with the prior written consent of Dental, based upon a per share value determined by the board of directors of Dental.

         5. Waiver of Notices. DAA hereby waives presentment, demand for payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. No delay or failure on the part of Dental or Holder, its agents or representatives, to collect this Note or to exercise any power or right in connection with its collection shall operate as a waiver thereof and such rights and powers shall be deemed continuous.

         6. Amendment. No amendment, modification or waiver of any provision of this Note shall be effective unless the same shall be in writing and signed by Dental or Holder.

         7. Governing Law. This Note shall be governed by, and interpreted and construed in accordance with, the laws of the State of Minnesota, without reference to the choice of law principles thereof.

         IN WITNESS WHEREOF, DAA has caused this Promissory Note to be signed by its authorized officer and dated as of the date stated above.

                                                 DENTAL ASSETS ACQUISITION, INC.


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                                                 By:
                                                      --------------------------
                                                 Its:
                                                      --------------------------


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                                    Exhibit A

                           LIMITED PERSONAL GUARANTEE


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                                                                       Exhibit B

                                  BILL OF SALE

         Dental Resources, Inc., a Minnesota corporation ("Dental"), for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, received in accordance with the terms of that certain Asset Purchase Agreement dated as of August 10, 2001, (the "Agreement") by and between Dental, Dental Assets Acquisition, Inc., a Minnesota corporation ("DAA"), and the Shareholders (as that term is defined in the Agreement), does hereby sell, transfer, assign and convey and deliver all of Dental's right, title and interest in, to and under any and all of the Assets (as that term is defined in the Purchase Agreement) to DAA, its successors and assigns.

         Except as expressly set forth in the Agreement, Dental makes no representations or warranties with respect to the Assets. All terms and conditions of this Bill of Sale shall be binding upon and inure to the benefit of DAA and its successors and assigns.

         IN WITNESS WHEREOF, Company has caused this Bill of Sale to be duly executed as of the dates set forth below.



Dated:                     , 200                DENTAL RESOURCES, INC.


                                                By:
                                                     ---------------------------
                                                Its:
                                                     ---------------------------


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                                                                       Exhibit C

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into as of September __, 2001, between Dental Resources, Inc., a Minnesota corporation ("Dental") and Dental Assets Acquisition, Inc., a Minnesota corporation ("DAA").


                                    RECITALS:

         A. Dental and DAA are parties to that certain Asset Purchase Agreement dated as of August 10, 2001 (the "Purchase Agreement") pursuant to which Dental will transfer to DAA the Assets (as defined in the Purchase Agreement).

         B. As part of the transfer of the Assets, Dental desires to assign and delegate to DAA, and DAA desires to assume Company's obligations pursuant to the "Assumed Liabilities" (as defined in the Purchase Agreement).

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   AGREEMENTS:

         1. Assignment and Delegation. Dental hereby assigns, delegates and transfers to DAA all of Company's obligations under and to the Assumed Liabilities, effective as of the date hereof.

         2. Assumption. DAA hereby assumes and agrees to perform all of the obligations of Dental from and after the date hereof under the Assumed Liabilities.

         3. Miscellaneous. Except as expressly set forth in the Purchase Agreement, Dental makes no representations or warranties regarding the Assumed Liabilities. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota.


         IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.



DENTAL RESOURCES, INC.

By:
     --------------------------
Its:
     --------------------------



DENTAL ASSETS ACQUISITION, INC.

By:
     --------------------------
Its:
     --------------------------


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                                                                       Exhibit D

                           LIMITED PERSONAL GUARANTEE


         THIS LIMITED PERSONAL GUARANTEE is given this __th day of ________, 2001, by _______________ ("Guarantor"); for the benefit of Dental Resources, Inc. ("Dental").

                                    RECITALS:

A. Dental Assets Acquisition, Inc., a Minnesota corporation (the "Company") is indebted on the date hereof to Dental under a limited recourse promissory note dated as of even date herewith (the "Promissory Note") in the principal amount of up to Five Hundred Seven Thousand Four Hundred Fifty Dollars ($507,450); and

B. To secure payment of the Promissory Note, the Guarantor has agreed to provide this Guarantee; and

C. The Guarantor is a shareholder of the Company and will receive a direct financial benefit from the ability to enhance the Company credit with this Guarantee.

         NOW, THEREFORE, the Guarantor hereby covenants and agrees with Dental, for the benefit of all who at any time become holders of the Promissory Note, as follows:


                                    ARTICLE I
                                   DEFINITIONS

         1. Capitalized terms used in this Guarantee shall have the meanings given to them in the Promissory Note, unless indicated otherwise in this Guarantee.


                                   ARTICLE II
                            COVENANTS AND AGREEMENTS

         2.1 The Guarantor hereby unconditionally guarantees to Dental for the benefit of the holders from time to time of the Promissory Note the full and prompt payment of the Installments under the Promissory Note when and as the same shall become due.

         2.2 The liability of the Guarantor under this Guarantee shall be limited to one third of the Installments as described in the Promissory Note. The obligations of the Guarantor under this Guarantee shall be absolute and unconditional in any other respect and shall remain in full force and effect until the last Installment under the Promissory Note has been paid, or until the Promissory Note has been prepaid, according to the terms and conditions of the Promissory Note.

         2.3 The Guarantor hereby expressly waives notice from Dental or the holders from time to time of the Promissory Note of their acceptance of or reliance upon this Guarantee. The Guarantor agrees to pay all the costs, expenses and fees, including all attorney's fees, which may be incurred by Dental in enforcing or attempting to enforce this Guarantee following any default on the part of the Guarantor.

         2.4 This Guarantee is entered into by the Guarantor with Dental for the benefit of Dental and the holders from time to time of the Promissory Note, all of whom shall be entitled to enforce performance and observance of this Guarantee.


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         2.5 The Guarantor agrees to maintain an account with Thomas Kroschell at Equity Securities Investments, Inc. ("Equity Securities") during the term of this Guarantee and in accordance with the terms and conditions customary for Equity Securities' relationships with individual investors. The Guarantor agrees that at the time this Guarantee is given he shall hold in such account a minimum of Forty Nine Thousand Five Hundred Seventy Five (49,575) shares of Dental common stock (the "Minimum Amount"). Such Minimum Amount will be reduced as provided in Section 3.3 below.


                                   ARTICLE III
                                    PROCEDURE


         3.1 The Guarantor shall provide written notice to Dental at least ten
(10) calendar days prior to the respective Anniversary, informing Dental if the Guarantor intends to satisfy a potential obligation under this Guarantee by selling Shares (the "Sale Notice"). If Dental receives no Sale Notice, the Guarantor has to fulfill any obligation under this Guarantee without selling Shares, unless Dental waives such condition in writing. If the Guarantor sends a Sale Notice to Dental, the Guarantor may not sell any Shares and no Shares will be released for sale pursuant to Section 3.3 below before Dental has given the Election Notice as defined in Section 3.2 below.

         3.2 If the Guarantor provides notice to Dental pursuant to Section 3.1, Dental has to provide written notice to the Guarantor at least five (5) calendar days before the respective Anniversary (the "Election Notice"), informing Guarantor whether Dental in the event that Newco does not fulfill its obligations under the Note will require the Guarantor (a) to surrender the Shares to Dental for redemption, (b) to sell the Shares in accordance with applicable federal and state securities laws and regulations to the public in the open market, or (c) to sell the Shares in accordance with applicable federal and state securities laws and regulations to a private investor, upon terms and conditions agreed upon by Dental. Dental's choice is binding upon the Guarantor. If Dental requires the surrender of the Shares for redemption, then such redemption shall be effected as of the Anniversary Date. By surrendering the Shares, the Guarantor shall have satisfied his obligations under this Guarantee. If Dental requires the sale of the Shares either to the public in the open market or to a private investor, the Guarantor has to transfer the Sales Proceeds of such public or private sale, respectively, to Dental in order to satisfy his obligations under this Guarantee.

         3.3 If the Guarantor and/or Dental decided pursuant to this Article 3 that the Guarantor shall fulfill his obligations under this Guarantee by selling Shares or by submitting Shares to Dental for redemption, Nine Thousand Nine Hundred Fifteen (9,915) shares of Dental common stock hold by the Guarantor in his account with Equity Securities shall be released in time for such a sale or redemption, respectively. If Newco fulfilled its payment obligations under the Note at the respective Anniversary so that the Guarantor did not have any obligation under this Guarantee relating to such Anniversary, or if the Guarantor decided to fulfill his obligations under this Guarantee without selling Shares, then the Minimum Amount shall be reduced by Nine Thousand Nine Hundred Fifteen (9,915) shares of Dental common stock on or about the respective Anniversary upon fulfillment of Newco's or the Guarantor's obligations under the terms of the Note or this Guarantee, respectively.

         3.4 The Guarantor shall have the right to pay to Dental at any time one third of the Maximum Installments still outstanding under the Note. Upon receipt of such payment by Dental, this Guarantee shall be terminated automatically without any further action.


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                                   ARTICLE IV
                                  MISCELLANEOUS

         4.1 No waiver, amendment, release or modification of this Guarantee shall be established by conduct, custom or course of dealing, but may be established solely by an instrument in writing duly executed by the Guarantor and Dental.

         4.2 This Guarantee supersedes any prior or subsequent guaranties, agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. This Guarantee may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         4.3 The Guarantor acknowledges that this Guarantee has been executed and delivered based on the Guarantor's own evaluation and investigation of the condition of the Company and the Guarantor is not relying on any representation, statement, determination or action by Dental with respect to the financial condition of the Company. Dental shall have no duty or obligation to provide the Guarantor with any information heretofore or hereafter received by Dental with respect to the condition, financial or otherwise, of the Company.

         4.4 The invalidity or unenforceability of any one or more phrases, sentences, clauses or Sections in the Guarantee shall not affect the validity or enforceability of the remaining portions of this Guarantee, or any part thereof.

         IN WITNESS WHEREOF, the Guarantor has executed this Guarantee as of the date first above written.



---------------------------


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Schedule 1.1(b)

                              Real Property Leases

Lease Agreement dated May 8, 2001, with MNM Manufacturing, LLP, regarding the premises located at 400 Congress Street, Maple Lake, Minnesota

Lease Agreement dated September 17, 1990, as amended September 1, 1999, with MNM Manufacturing, LLP, regarding the premises at 530 River Street Delano, Minnesota


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                                 Schedule 1.1(c)

                            Personal Property Leases

Equipment Lease Agreement dated May 15, 2001 with citicapital for copier


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                                 Schedule 1.1(g)

                              Intellectual Property


Trademarks:
Dental Resources
Proform (registration lapsed)

Product Names:
Proflex
Procure
Niteguard
Dual Laminate
Bleaching Laminate

License:
Wing-It Articulator System
E-Gasket
EZ Guard License


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                                  Schedule 1.4

                              Excluded Liabilities


         (a) Legal fees and expenses charged by Fredrikson & Byron, P.A. to Dental with regard to (i) the Merger, (ii) the proxy statement for the special meeting of the shareholders of Dental regarding the approval of the Asset Purchase and the Merger (the "Proxy Statement"), and (iii) the Asset Purchase Agreement and its exhibits;

         (b) Payments due under the Financial Consulting Agreement dated January 24, 2000 with Maven Securities, Inc;

         (c) Accounting and auditing fees and expenses charged by Olsen Thielen & Co. Ltd. to Dental and arising from or related to the Merger and the Asset Purchase Agreement; and

         (d) Expenses and fees incurred in connection with the filing of the Proxy Statement and any other filings relating to the Merger and the Asset Purchase Agreement with the Securities and Exchange Commission, the printing and mailing of the Proxy Statement.